Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

February 24, 2015
DYCOM INDUSTRIES, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM

Palm Beach Gardens, Florida, February 24, 2015 – Dycom Industries, Inc. (NYSE:DY) announced today that its Board of Directors has authorized $40 million to repurchase shares of Dycom’s outstanding common stock. The stock repurchases are authorized to be made over the next eighteen (18) months in open market or private transactions. The exact timing and amount of repurchases will depend on market conditions and other factors. The Company expects to fund repurchases using cash on hand. The repurchase authorization replaces the Company’s previous repurchase authorization, which expires on February 27, 2015 and of which approximately $12.9 million remained outstanding as of February 24, 2015. As of February 24, 2015, the Company had 34,016,413 shares of common stock outstanding.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric and gas utilities.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. The most significant of these risks and uncertainties are described in our Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and include business and economic conditions and trends in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, preliminary purchase price allocations of businesses acquired, expected benefits and synergies of acquisitions, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.